Exhibit 1.1

ARTICLES

OF

ICECURE MEDICAL LTD.

(The “Company”)

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Chapter One – General

1.	Preamble

1.1.	Each of the following words will have, in these Articles, the meaning listed next to it below:

Law – The provisions of any law applicable in the State of Israel.

Companies Law – The Companies Law, 5759-1999; or any other provision of Law as may replace it.

Securities Law – The Securities Law, 5728-1968, or any other provision of Law as may replace it.

Business Day – A day on which most of the banks in Israel are open for the making of transactions.

Writing – Print and any other form of the printing of words, including documents transmitted in writing by facsimile, letter, telex, electronic mail, by computer or by any other electronic means of communication, which creates, or enables the creation of, a copy and/or printout of the document.

Securities – As defined in Section 1 of the Securities Law.

Legally Incompetent – One who has been declared legally incompetent pursuant to the Legal Capacity and Guardianship Law, 5722-1962.

Companies Ordinance – The Companies Ordinance (New Version), 5743-1983, or any provision of Law as may replace it.

Simple Majority – A majority of more than half of the votes of the shareholders entitled to vote, and who have voted in person or by proxy or by proxy statement, other than abstentions.

Articles – The Company’s articles according to its version provided herein or as duly modified, from time to time, whether expressly or under any Law.

Companies Regulations – Regulations promulgated by virtue of the Companies Law and/or by virtue of the Companies Ordinance.

Securities Regulations – Regulations promulgated by virtue of the Securities Law.

Related Corporation – A corporation which directly and/or indirectly controls the Company and/or any corporation controlled, directly and/or indirectly, by such corporation and/or a corporation controlled by the Company, directly and/or indirectly.

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1.2.	In these Articles, reference to any organ or officer is to those of the Company.

1.3.	The provisions of Sections 3-10 of the Interpretation Law, 5741-1981, will apply, mutatis mutandis, to the interpretation of the Articles as well, if no other provision exists regarding such matter and if such matter or the context thereof do not contain anything inconsistent with such application.

Other than the provision of this section, every word and expression contained herein will have the meaning ascribed to them by the Companies Law, and if they are not ascribed any meaning by the Companies Law, then the meaning ascribed to them by the Companies Regulations, and if they are not ascribed any such meaning, then the meaning ascribed to them by the Securities Law, and if they are not ascribed any such meaning, then the meaning ascribed to them by the Securities Regulations, and if they are not ascribed any such meaning, then the meaning ascribed to them by any other Law, all provided that such ascribed meaning does not contradict the context wherein such word or expression appears or the purpose of the relevant provision of the Articles.

If these Articles refer to a provision of Law, and such provision has been amended or revoked, such provision will be treated as effective and as though it were part of the Articles, unless, as a result of such amendment or revocation, such provision has no force and effect.

The provisions hereof are intended as additional stipulation to the provisions prescribed by the Companies Law. In any event where a provision hereof is contrary to what is permitted under Law, the provisions hereof will be interpreted, as much as possible, in accordance with the provisions of Law.

1.4.	Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum in the United States of America for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933. Any person or entity purchasing or otherwise acquiring any interest in any security of Icecure Medical Ltd shall be deemed to have notice of and consented to this provision.

2.	Public company

The Company is a public company.

3.	Donations

The Company may make donations even if the donation is not within the framework of business considerations.

4.	Company’s objectives

The Company will engage in any legal occupation, all as set forth in the Company’s memorandum.

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5.	Limitation of liability

The liability of each of the Company’s shareholders is limited to the repayment of the full amount which that shareholder undertook to pay for the shares issued to it upon the issue.

6.	Modification of the articles

Unless provided otherwise regarding a specific provision hereof, the Company may modify any provision hereof or replace it with another by a resolution adopted by the general meeting by Simple Majority.

Chapter Two – The Company’s Share Capital

7.	Share capital

7.1.	The Company’s registered share capital is divided into 2,500,000,000 ordinary registered shares, each without nominal value (hereinafter: “Share”, “Ordinary Share”, “Shares” or “Ordinary Shares” as applicable).

7.2.	Each Share confers a right to receive invitations, participate in and vote at the general meetings, a shareholder will have one vote for each Share owned by it which has been paid up in full. All Shares have equal rights among them with respect to the capital amounts paid or credited as paid for their nominal value, in all that relates to a dividend, a distribution of bonus Shares and any other distribution, the return of capital and participation in the distribution of the Company’s surplus assets in winding up.

7.3.	The provisions hereof regarding Shares will also apply, mutatis mutandis, to such other Securities as the Company may issue.

8.	Issue of Shares and other Securities

8.1.	No right of preemption – The Company’s current shareholders will have no right of preemption, right of preference or any other right to purchase Securities of the Company. The board of directors may, at its sole discretion, offer Securities of the Company to current shareholders, or to some thereof, first.

8.2.	Redeemable Securities

The Company’s board of directors may issue redeemable Securities, with such rights and subject to such terms, as the board of directors will prescribe.

8.3.	Commissions – The Company may pay any person a commission (including underwriting fees) in return for services of underwriting, marketing or distribution of Securities of the Company, conditionally or unconditionally, this being on such terms as the board of directors will prescribe. Payments under this section may be made in cash or in Securities of the Company, or partly in one way and partly in another.

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8.4.	The board of directors may establish differences between holders of the Company’s Securities regarding the terms of issue of Securities of the Company and the rights attached to such Securities, and may modify such terms, including waiving some of them. The board of directors may also issue calls for payment to the holders of the Securities for the amounts not yet retired for the Securities held by them.

8.5.	Any payment on the account of a Share will first be credited based on the account of the nominal value and only then on the account of the premium for each Share, unless otherwise provided by the terms of issue.

8.6.	A shareholder will not be entitled to its rights as a shareholder, including to a dividend, unless it has paid all the amounts according to the terms of issue, with additional interest, linkage and expenses, if any, all unless otherwise provided by the terms of issue.

8.7.	The board of directors may forfeit and sell, reissue or otherwise transfer any security for which the full consideration has not been paid, as it decides, including without consideration.

8.8.	The forfeiture of a security will entail, upon the forfeiture, the revocation of any right in the Company and any claim or demand toward it regarding the security, other than such rights and obligations excluded therefrom hereunder or which the Law grants to, or imposes on, a former holder of a security.

9.	Company’s register of shareholders and issue of Share certificates

9.1.	The Company’s secretary, or one appointed for such purpose by the Company’s board of directors, will be responsible for maintaining the Company’s register of shareholders. A shareholder is entitled to receive from the Company, free of charge, within two months following the issue or the registration of the transfer (unless the terms of issue provide a different period of time), one certificate or several certificates, as the Company may decide, regarding all the Shares of a certain class registered under its name, which will specify the number of the Shares, the class of the Shares (if any) and any additional detail which the board of directors deems to be important. In the event of a Share held jointly, the Company will not be required to issue more than one certificate to all joint holders, and the delivery of such certificate to one of the joint holders will be deemed to be delivery to all of them.

9.2.	The board of directors may close the register of shareholders for a total period of up to 30 days each year.

9.3.	Every certificate will be stamped with the Company’s seal or stamp or with the Company’s name in print, and will bear the handwritten signature of one director and of the Company’s secretary, or of two directors or of any other person appointed by the board of directors for such purpose.

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9.4.	The Company may issue a new certificate to replace a certificate which was issued and has been lost or damaged or defaced, based on such proofs and guarantees as the Company may require, and following the payment of such amount as the board of directors may prescribe; and the Company may also, according to the decision of the board of directors, replace existing certificates with new certificates free of charge, subject to such terms as the board of directors may prescribe.

9.5.	Where two or more persons are registered as joint holders of Shares, each of them may certify receipt of a dividend or other payments in connection with such Share, and his certification will be binding upon all the holders of the Share.

9.6.	The Company is entitled to recognize the holder of a Share as a trustee and to issue a Share certificate under the trustee’s name, provided that the trustee has notified it of who the trust’s beneficiary is. The Company will not be bound or required to recognize a right based on the rules of equity or a right contingent upon a condition, or a future right, or a partial right to a Share, or any other right in connection with a Share, other than the absolute right of the registered holder regarding each Share, unless this is done based on a judicial decision or pursuant to the requirements of any Law.

10.	Transfer of Company’s Shares

10.1.	The Company’s Shares are transferrable.

10.2.	A transfer of Shares registered in the register of shareholders under the name of a registered shareholder will not be registered unless a signed original copy of a letter of transfer of the Shares (hereinafter: the “Letter of Transfer”) has been submitted to the Company, unless otherwise provided by the Company’s board of directors. A Letter of Transfer will be drafted in the following form or in a form as similar as possible or in a different form, which will be approved by the board of directors.

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CERTIFICATE OF TRANSFER

I, _________________, ID / Corporation Number _______________ (hereinafter: the “Transferor”), of _________________________, transfer to __________________, ID / Corporation Number _______________ (hereinafter: the “Transferee”), of _________________________, for the amount of NIS _______ which it paid me, _______ Shares of the type _______________, of a nominal value of NIS ______ each, marked by the numbers ______ through ______, inclusive, of _____________________ Ltd. (hereinafter: the “Company”), and they will be held by the Transferee, its administrators, guardians and proxies, on the terms on which I held the Share at the time of the signing hereof, and I, the Transferee, agree to take such Shares on the aforementioned terms and subject to the Company’s articles, as it may be from time to time.

In witness whereof, we have set our hand, on the ____ day of the month of ____________, _______

Transferor –	Transferee –

Name: __________________	Name: __________________

Signature: ________________	Signature: ________________

Witness to Transferor’s signing –	Witness to Transferee’s signing –

Name: ________________, Adv.	Name: ________________, Adv.

Signature: _________________	Signature: _________________

A transfer of outstanding Shares in full, or of Shares on which the Company has a lien or charge, will have no force and effect, unless approved by the board of directors, who may, at its absolute discretion and without providing any reasons therefor, refuse to register such a transfer.

The board of directors may refuse such transfer of Shares, and the board of directors may also make such transfer of Shares contingent upon an undertaking by the Transferee, in such scope and manner as the board of directors may prescribe, to pay the Transferor’s obligations for the Shares or the obligations for which the Company has a lien or charge on the Shares.

10.3.	The Transferor will continue to be treated as the holder of the transferred Shares until the Transferee’s name is registered in the Company’s register of shareholders.

10.4.	A Letter of Transfer will be submitted to the Company’s registered office for the purpose of registration, along with the certificates listing the Shares about to be transferred (if any such certificates have been issued) and any such other proofs as the Company may demand regarding the Transferor’s title to the Shares or its right to transfer them.

10.5.	A joint holder of a Share who wishes to transfer its right to the Share but does not hold the Share certificate will not be required to attach the Share certificate to the Letter of Transfer, provided that the Letter of Transfer will specify that the Transferor does not hold the Share certificate for the Share the right to which is being transferred, and that the transferred Share is held jointly with others, and will provide their information.

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10.6.	The Company may require the payment of a fee for the transfer’s registration, in such amount or at such rate as the board of directors may determine from time to time.

10.7.	Upon the death of a holder of the Company’s Shares, the Company will recognize the guardians or administrators, the executors of the will, and in the absence of such, the shareholder’s legal heirs, as the sole holders of the right to the shareholder’s Shares, this being after such entitlement has been proved, as the board of directors will determine.

10.8.	In the event that a deceased shareholder held Shares jointly with others, the Company will recognize the survivor as a shareholder regarding said Shares, unless all the joint holders of the Share have given written notice to the Company, before the death of one of them, of their wish that the provisions of this article not apply; but this will not exempt the estate of a joint holder of a Share from any obligation by which the joint holder of the Share would have been bound had he not died.

10.9.	A person acquiring a right to Shares due to being a guardian, administrator, heir of a shareholder, receiver, liquidator or trustee in bankruptcy of a shareholder or under another provision of law, may, upon producing such proofs of his right as the board of directors may require, register as the holder of the Shares or transfer them to another person, subject to the provisions of the Articles regarding a transfer.

10.10.	A person acquiring a right to a Share as a result of its transfer by virtue of Law will be entitled to a dividend and to the other rights for the Share, and may receive and give receipts for a dividend or other payments paid in connection with the Share, but will not be entitled to receive notices in connection with the Company’s general meetings (if any such right exists) and to participate therein or vote thereat in connection with such Share or use any right whatsoever conferred by the Share, other than the aforesaid, until after he is registered in the register of shareholders.

11.	Bearer Share certificate

The Company will not issue bearer Share certificates.

12.	Charging of Shares

12.1.	The Company will have a first charge and a right of lien over all the Shares not paid up in full which are registered under the name of each shareholder, and for the consideration from the sale thereof, with respect to funds (whether the time for their repayment has arrived or has not yet arrived) which have already been called for payment or which are about to be payable at a fixed time for such Shares. The Company will also have a first charge over all the Shares (other than Shares which have been paid up in full) registered under the name of each shareholder for securing the funds due from it or from its property, whether its own debts or jointly with others. Such charge will also apply to the dividends declared from time to time regarding such Shares.

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12.2.	In order to realize the charge and the lien, the board of directors may sell the Shares to which the charge applies, or any part thereof, in such a manner as it deems fit. No such sale will be made until after written notice of the Company’s intent to sell them was given to such shareholder, and the amounts have not been paid within fourteen days following the notice. The net consideration from any such sale, following the payment of the sale’s expenses, will be used for retiring the debts or obligations of such shareholder, and the balance (if any) will be paid to it.

12.3.	If a sale of Shares was made in order to realize a charge or lien, in prima facie use of the powers conferred above, the board of directors may register such Shares in the register of shareholders under the name of the buyer, and the buyer will not be bound to see to the regularity of the proceedings or to the application of the purchase money. After such Shares have been registered in the register of shareholders under the name of the buyer, no person will have a right to impeach the validity of the sale.

13.	Changes to the Share capital

The general meeting may resolve to take, at any time, any of the following actions, provided that such resolution of the general meeting was adopted by Simple Majority.

13.1.	Increase of the registered Share capital

To increase the Company’s registered Share capital, whether or not all the Shares then registered have been issued. The increased capital will be divided into Shares having such ordinary rights, preferred rights, deferred rights or other special rights (subject to special rights of an existing class of Shares) or subject to such terms and conditions with respect to a dividend, the return of capital, voting or other terms, as the general meeting has instructed in its resolution to increase the registered capital. All subject to the provisions of Section 46B of the Securities Law, which provides that the capital of a company whose Shares are first being listed for trade on an exchange will comprise one class of Shares.

13.2.	Modification of rights

A.	At any time when the Share capital is divided into various classes, the Company may, in a resolution adopted at a meeting of the shareholders by Simple Majority, unless otherwise stipulated by the terms of issue of the Shares of such class, modify the rights of a class of the Company’s Shares, provided that written consent thereto was obtained from all the shareholders of such class or that the resolution was approved at a general meeting of the shareholders of that class, by Simple Majority or – in the event that the terms of issue of a certain class of the Company’s Shares stipulate otherwise – as stipulated in the terms of issue of such class of Shares. All subject to the provisions of Section 46B of the Securities Law, which provides that the capital of a company whose Shares are first being listed for trade on an exchange will comprise one class of Shares.

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B.	The rights conferred upon the shareholders or the holders of a class of Shares, whether issued with ordinary rights or with deferred rights or with other special rights, will not be deemed to have been modified by the creation or issue of other Shares having the same rights, nor to be a modification of the rights of existing Shares, unless otherwise stipulated by the terms of issue of such Shares.

13.3.	Consolidation of the Share capital

To consolidate and redivide its Share capital, all or part thereof, into Shares of a nominal value higher than the one specified in the Articles. In the event that such consolidation results in shareholders the consolidation of whose Shares leaves fractional Shares, the board of directors may, if it obtains the approval of the general meeting therefor in the resolution to consolidate the capital as aforesaid:

A.	Sell the total of all fractional Shares, and for such purpose appoint a trustee under whose name the Share certificates containing the fractional Shares will be issued, who will sell them, and the consideration received after deduction of commissions and expenses will be distributed to those entitled to it. The board of directors may decide that shareholders entitled to consideration lower than an amount to be determined by it will not receive consideration from such sale of fractional Shares, and their portion of the consideration will be distributed among the shareholders entitled to consideration exceeding the amount to be determined, in proportion to the consideration to which they are entitled;

B.	Issue, to each shareholder regarding whom the consolidation and redivision leave a fractional Share, Shares of the class of Shares preceding the consolidation, paid up in full, in such number as to render their consolidation with the fractional Share sufficient for one whole consolidated Share, and such issue will be deemed to be effective shortly before the consolidation;

C.	Determine that shareholders will not be entitled to receive a consolidated Share for a fractional consolidated Share arising from the consolidation of half, or less than half, of the number of Shares the consolidation whereof creates one consolidated Share, and will be entitled to receive one consolidated Share for a fractional consolidated Share arising from the consolidation of more than half of the number of Shares the consolidation whereof creates one consolidated Share.

In the event that an action under the above Paragraphs B or C requires an additional issue of Shares, then the payment therefor will be made in the manner whereby bonus Shares can be paid for. Such consolidation and subdivision will not be deemed to be a modification of the rights of the Shares which are the subject of the consolidation and subdivision.

13.4.	Cancellation of unissued registered Share capital

To cancel registered Share capital which has not yet been issued, provided that there is no undertaking of the Company to issue such Shares.

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13.5.	Splitting of the Share capital

To split the Company’s Share capital, all or part thereof, into Shares having a nominal value lower than the one prescribed by the Articles by means of a distribution of the Company’s Shares, all or part thereof, at such time.

Chapter Three – General Meetings

14.	Powers of the general meeting

14.1.	Subjects within the scope of the general meeting’s power

The Company’s resolutions on the following matters will be adopted by the general meeting:

14.1.1.	Changes to the Articles or to the memorandum.

14.1.2.	Exercise of the board of directors’ powers, provided that the general meeting has determined, by Simple Majority of the votes of shareholders who are entitled to vote and who voted, in person or by proxy, that the board of directors is unable to exercise its powers and that the exercise of any of its powers is vital to the Company’s proper management.

14.1.3.	Approval of actions and transactions which require approval by the general meeting pursuant to the provisions of Sections 255 and 268 through 275 of the Companies Law.

14.1.4.	Any resolution which must be adopted under Law or under the Articles by a resolution of a general meeting.

14.1.5.	Any power conferred upon the general meeting under Law.

14.2.	Power of the general meeting to transfer powers among the organs

The general meeting may, by Simple Majority of the votes of shareholders who are entitled to vote and who voted, in person or by proxy, to take powers given to another organ and to transfer powers given to the general managers to the power of the board of directors, all regarding a specific matter or for a specific period of time.

15.	Annual and special general meetings and class meetings

15.1.	Notice of a general meeting

The Company is not required to give the shareholders notice of a general meeting, except as required under Law.

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A notice of a general meeting will specify the place and date of the meeting’s convening, its agenda, a summary of the proposed resolutions and all the specification required under Law.

16.	Discussion at general meetings

16.1.	Quorum

The discussion at a general meeting may not be commenced unless a quorum is present at the time of the discussion. Two shareholders who are present in person or by proxy and who hold or represent at least twenty-five percent (25%) of the voting rights in the Company will constitute a quorum. Regarding a quorum, a shareholder or its proxy, who also serves as a proxy for other shareholders, will be deemed to be two or more shareholders, according to the number of shareholders represented by him.

16.2.	Adjournment of the general meeting in the absence of a quorum

If half an hour has elapsed from the time fixed for the meeting and the quorum is not present, the meeting will be adjourned to the Business Day following the day of the meeting, to the same time and place, or to such other day, time and place as the board of directors will provide in a notice to the shareholders. The Company will give notice, by means of an immediate report, of the meeting’s adjournment and of the date on which the adjourned meeting is to be held.

If a quorum was not present at such adjourned meeting, one shareholder, at least, who is present in person or by proxy, will constitute a quorum, unless the meeting was convened upon requisition of shareholders.

16.3.	Chairman of the general meeting

The chairman of the board of directors will preside at every general meeting, and in his absence, it will be presided by one appointed for such purpose by the board of directors. In the absence of a chairman, or if he fails to appear for the meeting after 15 minutes have elapsed from the time fixed for the meeting, the shareholders present at the meeting, in person or by proxy, will choose one of the Company’s directors or officers who are present at the meeting to be the chairman, or, if no director or officer is present or if they have all refused to preside at the meeting, they will chose one of the shareholders present, or one of the officers present, to preside at the meeting.

The chairman of the meeting will have no second or casting vote.

17.	Voting of shareholders

17.1.	Majority – Resolutions at the general meeting will be adopted by Simple Majority, unless a different majority is required under Law or under the provisions hereof.

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17.2.	Certificate of title – A shareholder must provide the Company with a certificate of title at least two Business Days before the date of the general meeting. The Company may waive such requirement.

17.3.	Vote of a Legally Incompetent person – A Legally Incompetent person may vote only through a trustee, a natural guardian, or another legal guardian. Such persons may vote in person or by proxy.

17.4.	Vote of joint holders of a Share – Where two or more shareholders are joint holders of a Share, one of them will vote, in person or by proxy. If more than one joint holder wishes to participate in the vote, only the first of the joint holders may vote. For such purpose, the first of the joint holders will be deemed to be the person whose name is first listed in the register of shareholders.

17.5.	The manner of voting and the counting of the votes will be carried out according to the provisions of the Companies Law. A resolution at a general meeting will be adopted if it has gained the majority required for it under Law or under the provisions hereof.

18.	Appointment of a proxy for voting

18.1.	Vote by proxy

A shareholder may appoint a proxy to participate and vote in its stead, whether at a specific general meeting or at general meetings of the Company in general, provided that a letter of authorization regarding the proxy’s appointment was delivered to the Company at least 48 hours before the date of the general meeting, unless the Company has waived such requirement. A proxy need not be a shareholder of the Company.

If the letter of authorization is not for a specific general meeting, then the letter of authorization deposited before one general meeting will be valid for other general meetings following it as well.

The aforesaid will also apply to a shareholder who is a corporation which appoints a person to participate in and vote at the general meeting in its stead.

18.2.	Form of letter of authorization

The letter of authorization will be signed by the shareholder or the person authorized for such purpose in Writing, and if the appointor is a corporation, will be signed in a way binding upon the corporation. The Company may require that it be provided with written certification, to its satisfaction, of the signatories’ authority to bind upon the corporation. A letter of authorization will be drafted in the form set forth below. The Company’s secretary or the Company’s board of directors may, at their discretion, accept a letter of authorization in a different form, provided that the changes are not material. The Company will only accept an original letter of authorization or a copy of the letter of authorization, provided that it is certified by a notary or attorney holding an Israeli license.

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LETTER OF AUTHORIZATION

To	Date: ___________

[Company’s name]

[Company’s address]

Dear Sir/Madam,

Re: Annual/Special General Meeting of ____________________

(the “Company”)

to be Held on __________________ (the “Meeting”)

I the undersigned, _____________, ID No. / Registration No. _____________, of ___________________________ St., being the registered holder of ______________(*) Ordinary Shares of a nominal value of NIS _____ each, do hereby authorize __________________, ID (**) ______________ and/or ________________, ID ________________ and/or _______________, ID _______________, to participate and vote, in my name and in my stead, at the above-captioned Meeting and at any adjournment of the above-captioned Meeting of the Company / in any general Meeting of the Company, until I notify you otherwise.

Signature

(*)	A registered shareholder may grant several letters of authorization, each of which referring to a different quantity of the Company’s Shares held by it, provided that it does not grant letters of authorization for a quantity of Shares larger than the quantity held by it.

(**)	In the event that the attorney does not have an Israeli ID, the passport number and the passport’s country of issue must be specified instead.

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18.3.	Effect of letter of authorization

A vote pursuant to the letter of authorization will be legal even if the appointor had previously died, or became Legally Incompetent, or became bankrupt, or, if it is a corporation – was wound up, or revoked the letter of authorization, or transferred the Share regarding which it was issued, unless written notice of the occurrence of such event was received at the Company’s registered office prior to the meeting.

18.4.	Disqualification of letters of authorization

Subject to the provisions of any Law, the Company’s secretary may, at his discretion, disqualify letters of authorization if there is reasonable concern that such letters are forged or that they were issued by virtue of Shares granted by virtue of other letters of authorization.

18.5.	Vote by proxy statement –

Pursuant hereto and to the provisions of the Companies Law and the regulations promulgated thereunder, the Company’s shareholders are given the option of voting at general meetings of the Company, on all subjects required under Law and on such subjects as to which the Company’s board of directors decides from time to time to allow voting by means of proxy statements.

Chapter Four – The Board of Directors

19.	Appointment and termination of directors

19.1.	Number of directors – The number of directors in the Company will be no less than five (5) and no more than eleven (11), unless the general meeting resolves otherwise.

19.2.	Appointment of directors at a special meeting – A special meeting of the Company may appoint directors to the Company in place of directors whose term of office has been terminated, as well as in any event that the number of the board of directors’ members has fallen below the minimum prescribed by the Articles or by the general meeting. Such appointment will be effective up to the next following annual meeting, unless the decision to appoint provides otherwise.

19.3.	Appointment of directors by the board of directors – The board of directors has the right, at any time, to appoint any person as a director subject to the maximum number of directors prescribed hereby, whether for the purpose of filling a seat vacated by chance or as an addition to the board of directors, and to terminate such person’s term of office. Any director so appointed will serve until the next following annual meeting and may be reelected, unless his term of office has been terminated by the board of directors or by the general meeting.

19.4.	Effect of appointment – The elected directors will take office starting from the end of the general meeting at which they were elected on from the date of their appointment by the board of directors as provided in the above Section 19.3, as applicable, unless a later date is provided by the decision to appoint them.

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19.5.	Alternate director – A director may from time to time appoint an alternate director for himself (hereinafter: “Alternate Director”), dismiss such Alternate Director, and appoint another Alternate Director in place of any Alternate Director whose office has been vacated for any reason whatsoever, whether for a specific meeting or permanently.

19.6.	Director’s proxy – Any director and any Alternate Director may appoint an attorney to participate in, and vote at, any meeting of the board of directors or a committee of the board of directors in their stead. Such appointment may be general, or for the purpose of one meeting or several meetings. If a director or an Alternate Director is present at such meeting, the attorney may not vote in place of the director who appointed him. Such appointment will be effective according to the provision thereof or until it is revoked by the giver thereof. A director or Alternate Director of the Company may serve as such an attorney.

19.7.	Implications of the termination of a director’s office on the board of directors’ operation – In the event that a director’s seat is vacated, the remaining directors may continue acting as long as the number of the remaining directors does not fall below the minimum number of directors prescribed by the Articles or by the general meeting. In the event that the number of directors falls below the aforesaid, the remaining directors may only act to call a general meeting of the Company.

19.8.	Holding of a meeting using means of communication or without convening – At a meeting held by using any means of communication or without convening, it will suffice that all the directors entitled to participate in the discussion and the vote will participate in the meeting or sign the decision.

20.	Chairman of the board of directors

20.1.	Appointment – The board of directors will choose one of its members to serve as chairman of the board of directors, and will determine, in the decision to appoint, the term of his office. If the decision to appoint does not provide otherwise, the chairman of the board will serve until another is appointed in his stead or until he ceases to serve as a director, whichever is earlier. If the chairman of the board of directors ceases to serve as a director in the Company, the board of directors will choose a new chairman at the first following meeting of the board of directors.

20.2.	No casting vote – If the votes on a decision at the board of directors are tied, the chairman of the board of directors or one chosen to conduct the meeting will not have a second vote.

21.	Actions of the directors

21.1.	Convening of a meeting of the board of directors

Any notice of a meeting of the board of directors may be given verbally or in Writing, provided that the notice is given at least three Business Days before the date scheduled for the meeting, unless all members of the board of directors or their alternates have agreed to shorten such time.

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Such notice will be given in Writing, by facsimile, by electronic mail or by another means of communication, all to such address or facsimile number, electronic mail address or address for the delivery of notices by other means of communication, as applicable, as was provided to the Company by the director upon his appointment, or by written notice to the Company thereafter.

If an alternate or a proxy has been appointed, the notice will be given to the alternate or the proxy, unless the director has given notice that he wishes to be served with the notice himself.

21.2.	Quorum – The quorum for meetings will be a majority of the members of the board of directors who are not prevented under Law from participating in the meeting, or any such other quorum as the board of directors, by a majority of its members, will from time to time provide.

21.3.	Validity of directors’ actions in the event of a disqualified director – All actions taken in good faith at a meeting of the board of directors or by a committee of the board of directors or by any person acting as a director will, even if it is afterward discovered that there was a defect in the appointment of such director or such person acting as aforesaid, or that they or one of them were disqualified, be as valid as if every such person was duly appointed and was qualified to be a director.

21.4.	Committees of the board of directors

Subject to the provisions of the Companies Law, the board of directors may appoint committees of the board of directors.

The committees of the board of directors will regularly report to the board of directors of their decisions or recommendations according to the board of directors’ determination. The board of directors may revoke a decision made by a committee instructed by it, but such revocation will not impair the effect of any decision made by a committee upon which the Company has acted toward another person, who was not aware of the revocation thereof.

22.	Validity of actions and approval of transactions

22.1.	Subject to the provisions of any law, all actions taken by the board of directors, or by a committee of the board of directors, or by any person acting as a director, or as a member of a committee of the board of directors, or by the CEO, as applicable, will be valid even if it is afterward discovered that there was any defect in the appointment of the board of directors, the committee of the board of directors, the director who is a member of the committee or the CEO, as applicable, or that any of such officers was disqualified from serving in office.

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22.2.	Subject to the provisions of the Companies Law:

22.2.1.	Holding Shares in the Company, and being an officer of the Company, an interested party or an officer of any other corporation, including a corporation wherein the Company is an interested party, or being a shareholder of the Company, will not disqualify the officer from serving as an officer of the Company. Furthermore, an officer will not be disqualified from serving as an officer of the Company due to his engagement, or due to the engagement of any such corporation in an agreement with the Company on any matter whatsoever and in any way whatsoever.

22.2.2.	A person’s tenure in office as an officer of the Company will not disqualify him and/or his relative and/or another corporation wherein he is an interested party from entering into transactions with the Company wherein the officer is personally interest in any way whatsoever.

22.2.3.	An officer may participate in, and vote at, discussions regarding the approval of transactions or actions in which they have a personal interest.

22.3.	Subject to the provisions of the Companies Law, a transaction of the Company with an officer thereof or with a controlling shareholder thereof or a transaction of the Company with another person in which the officer of the Company or the controlling shareholder of the Company has a personal interest and which is not an exceptional transaction will be approved as follows:

22.3.1.	Such engagement in a non-exceptional transaction will be approved by the board of directors or by the Audit Committee, or by an officer of the Company who is not personally interested in the transaction (provided that such officer does not approve engagements concerned with the officers’ terms of office and employment).

22.3.2.	Approval of non-exceptional transactions as aforesaid may be carried out either by issuing a general approval of a specific type of transactions or by approving a specific transaction.

22.4.	Subject to the provisions of the Companies Law, a general notice given to the board of directors by an officer or a controlling shareholder of the Company regarding its personal interest in a certain entity, specifying its personal interest, will constitute disclosure by the officer or controlling shareholder, to the Company, of such personal interest, for the purpose of any engagement with such entity in a non-exceptional transaction.

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Chapter Five – Officers, Secretary, Controller and Auditor

23.	General manager

23.1.	The board of directors may, from time to time, appoint a general manager to the Company, and it may appoint more than one general manager. The board of directors may also dismiss or replace the general manager at any time it deems fit, subject to the provisions of any contract between him and the Company. The general manager will be responsible for the day-to-day management of the Company’s affairs within the scope of the policy enacted by the board of directors and subject to its instructions.

23.2.	The general manager will have all the managerial and executive powers conferred upon him by the Law or hereby or by virtue thereof to another organ of the Company, other than such powers which have been transferred from him to the board of directors. The general manager will be subject to the board of directors’ supervision.

23.3.	The general manager may, with the approval of the board of directors, delegate any of his powers to another who is subordinated to him. The approval may be general and in advance.

23.4.	Without prejudice to the provisions of the Companies Law and of any Law, the general manager will submit reports to the board of directors on such subjects, on such dates and in such scope as the board of directors will determine, whether in a specific decision or in the board of directors’ procedures.

23.5.	The general manager will notify the chairman of the board of directors, without delay, of any exceptional matter which is material to the Company. If the Company has no chairman of the board of directors or if he is unable to carry out his duties, the general manager will notify all the members of the board of directors thereof.

23.6.	The general manger may from time to time appoint officers to the Company (other than directors and a general manager) for such permanent, temporary and special duties as the general manager may deem fit, and the general manager may also terminate the services of one or more of the persons mentioned above at any time.

24.	Controller

24.1.	The Company’s board of directors will appoint a controller, according to the proposal of the Audit Committee.

24.2.	The controller’s organizational supervisor will be the chairman of the board of directors.

24.3.	The controller will submit to the Audit Committee, for its approval, a proposed annual or periodic workplan, and the Audit Committee will approve it with such modifications as it deems fit.

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25.	Secretary

The board of directors may appoint a secretary for the Company, on such terms as it deems fit, and may appoint an undersecretary and determine their duties and powers. If no secretary has been appointed for the Company, the general manager, or one authorized by him for such purpose, and in the absence of a CEO, one authorized for such purpose by the board of directors, will carry out the duties prescribed for the secretary under any Law, hereunder and pursuant to the decision of the board of directors. The Company’s secretary will be responsible for all the documents kept at the Company’s registered office, and will administer the registers maintained by the Company under Law.

26.	Auditor

26.1.	Subject to the provisions of the Companies Law, the general meeting may appoint an auditor for a period exceeding one year, as will be determined by the general meeting.

26.2.	The board of directors will fix the fee of the Company’s auditor for an auditing action, as well as its fee for additional services other than an audit action, unless the Company’s general meeting has determined otherwise.

Chapter Six – Reservation and Distribution of the Company’s Capital

27.	Distribution and issue of dividend and bonus Shares

A decision of the Company regarding the distribution of a dividend, bonus Shares or any other distribution, including a distribution which does not meet the record profit criterion prescribed by the Companies Law, and the terms thereof, will be adopted by the Company’s board of directors.

28.	Dividend and bonus Shares

28.1.	Right to a dividend or to bonus Shares

28.1.1.	A dividend or bonus Shares will be distributed to one who will be registered in the Company’s register of shareholders on the date of the decision to distribute or on such other date as such decision provides.

28.2.	Payment of the dividend

28.2.1.	The board of directors may decide that the dividend will be paid, all or part thereof, in cash, or by way of an in specie distribution of assets, including Securities or in any other way, at its discretion.

The board of directors may, before deciding to distribute a dividend, set aside any amounts out of the profits, as it deems fit, to a general fund or to a reserve fund for the distribution of a dividend, for the distribution of bonus Shares or for any other purpose, as the board of directors will determine at its discretion.

Until application is made of such funds, the board of directors may invest the amounts so set aside and the amounts of the funds in any investment whatsoever, as it deems fit, may deal with such investments, modify them or otherwise apply them, and may divide the reserve fund into special funds and apply any fund or part thereof for the purpose of the Company’s business, without holding it separately from the Company’s other assets, all at the board of directors’ discretion and under such terms as it will provide.

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28.2.2.	Mechanics of payment

If no other instructions have been issued in the decision to distribute the dividend, any dividend may be paid after deduction of the tax required under any law by means of a payee-only cheque, to be delivered by registered mail according to the registered address of the shareholder entitled thereto or by wire transfer. Any such cheque will be made payable to the order of the person to whom it is sent. An in-specie dividend will be distributed according to the manner prescribed by the decision to distribute.

In the event of registered joint holders, the cheque will be sent to the shareholder whose name is first listed in the register of shareholders regarding the joint holding.

The sending of the cheque to a person whose name is on the record date listed in the register of shareholders as the holder of a Share, or, in the event of joint holders – of one of the joint holders, will constitute a release regarding all the payments made in connection with such Share.

The Company may decide that no cheque will be sent below a certain amount, and the dividend amounts which should have been so payable will be treated as an unclaimed dividend.

The Company may offset, from the amount of the dividend to which a shareholder is entitled, any debt of the shareholder to the Company, whether or not the date for its repayment has arrived.

28.2.3.	Unclaimed dividend

The board of directors may invest any dividend amount not claimed for one year after having been declared, or otherwise apply it to the benefit of the Company, until it is claimed. The Company will not be required to pay interest or linkage for an unclaimed dividend.

After a year has elapsed from the date of payment of any unclaimed dividend, the Company may use such unclaimed dividend for any purpose whatsoever, and the shareholder entitled to such unclaimed dividend will have no claim and/or suit in connection therewith.

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28.3.	Manner of capitalization of profits into funds and distribution of bonus Shares

28.3.1.	Funds

The board of directors may, at its discretion, set aside to special capital funds any amount whatsoever out of the Company’s profits, or from the revaluation of its assets, or its proportionate part in the revaluation of the assets of the companies affiliated thereto, and may designate the purpose of such funds. The board of directors may also cancel such funds.

28.3.2.	Distribution of bonus Shares – Subject to the provisions of the Companies Law, the board of directors may decide to issue bonus Shares and turn into Share capital part of the Company’s profits, within the meaning of Section 302(B) of the Companies Law, from a premium on Shares or from any other source included in its equity, which are referred to in its latest financial statement, in such amount as the board of directors will determine and which will not be lower than the nominal value of the bonus Shares.

Issued bonus Shares will be deemed paid up in full.

The board of directors, when deciding to issue bonus Shares, may decide that the Company will transfer, to a special fund designated for the distribution of bonus Shares in the future, such amount as, when turned into Share capital, would be sufficient in order to issue to a person who will, at that time, for any reason whatsoever have a right to purchase Shares of the Company (including a right exercisable only at a later date), such bonus Shares as that person would have been due had he utilized the right to purchase the Shares on the eve of the record date for the right to receive the bonus Shares (hereinafter in this section: the “Record Date”). If, following the Record Date, the holder of said right utilizes his right to purchase the Shares or some thereof, the Company will issue him bonus Shares having a nominal value which he would have been due had he utilized, on the eve of the Record Date, the right to purchase the Shares actually purchased by him. The bonus Shares will entitle the holders thereof to participate in the distribution of dividends starting from such date as the board of directors will determine. Regarding the determination of the amount to be transferred to the aforesaid special fund, any amount transferred to such fund for previous distributions of bonus Shares will be treated as though it has already been capitalized and as though Shares have already been issued therefrom entitling the holders of the right to purchase Shares to bonus Shares.

In order to distribute bonus Shares, the board of directors may settle, as it deems fit, any difficulty which may arise, and may make adjustments, including deciding that no fractional Shares will be distributed, issuing certificates for an aggregate quantity of fractional Shares, selling the fractional Shares and paying the consideration thereof to those entitled to receive the bonus fractional Shares, and deciding that cash payments will be made to the shareholders, or that fractions whose value is lower than an amount to be determined (and, if no such amount is determined, then whose amount is lower than NIS 50) will not be taken into account for the purpose of making such adjustments.

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29.	Purchase of Company’s Shares

The Company may purchase its own Securities. If the Company has purchased such Securities, it may cancel them.

Chapter Seven – Exemption, Indemnification and Insurance of Officers

30.	Exemption of officers

The Company may exempt, in advance and retroactively, an officer thereof of its liability, all or part thereof, for damage due to breach of a duty of care toward it, to the fullest extent permitted under any Law.

31.	Indemnification of officers

The Company may indemnify officers thereof to the fullest extent permitted under any Law. Without derogating from the generality of the foregoing, the following provisions will apply:

31.1.	The Company may indemnify an officer thereof for liability or an expense imposed on him or expended by him due to an action committed by him by virtue of his being an officer thereof, as follows:

A.	Financial liability imposed on him in favor of another person according to a judgment, including a judgment issued in settlement or an arbitrator’s award approved by a court.

B.	Reasonable litigation expenses, including attorney’s fees, expended by the officer due to an investigation or proceeding conducted against him by an authority competent to conduct an investigation or proceeding, and which ended without the filing of an indictment against him and without a financial liability being imposed on him in lieu of a criminal proceeding, or which ended without the filing of an indictment against him but with the imposition of a financial liability in lieu of a criminal proceeding in an offense which does not require proof of criminal thought.

C.	Reasonable litigation expenses, including attorney’s fees, expended by the officer, or with which the officer has been charged by a court, in a proceeding filed against him by the Company or on its behalf or by another person, or in a criminal charge from which he has been acquitted, or in a criminal charge of which he has been convicted of an offense which does not require proof of criminal thought.

D.	Any other liability or expense by reason whereof it is, or will be, permitted under Law to indemnify an officer.

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31.2.	Indemnification in advance

The Company may undertake in advance to indemnify an officer thereof for liability or an expense as set forth in the above Section 31.1 A., provided that an undertaking to indemnify in advance will be limited to such incidents as, in the opinion of the board of directors, are foreseen in light of the Company’s actual operations at the time that the undertaking to indemnify is given, and to such amount or criterion that the board of directors has determined to be reasonable under the circumstances, and that the undertaking to indemnify will specify the incidents which, in the opinion of the board of directors, are foreseen in light of the Company’s actual operations at the time that the undertaking to indemnify is given, as well as the amount or criterion which the board of directors has determined to be reasonable under the circumstances. The Company may also undertake in advance to indemnify an officer thereof for liabilities or an expense as set forth in the above Sections 31.1 B and 31.1 C.

31.3.	Retroactive indemnification

The Company may retroactively indemnify an officer thereof.

32.	Insurance of officers

32.1.	The Company may insure officers thereof to the fullest extent permitted under any Law. Without derogating from the generality of the aforesaid, the Company may engage in a contract to insure the liability of an officer of the Company for liability imposed on him due to an action committed by him by virtue of his being an officer thereof, in any of the following:

A.	Breach of a duty of care toward the Company or toward another person;

B.	Breach of a duty of trust toward the Company, provided that the officer acted in good faith and had reasonable grounds to assume that the action will not harm the Company’s interest;

C.	A financial liability imposed on him in favor of another person.

D.	Any other incident by reason whereof it is, or will be, permitted under Law to insure an officer’s liability.

33.	Exemption, indemnification and insurance – general

33.1.	The above provisions regarding exemption, indemnification and insurance are not intended to, and will not, restrict the Company in any way on entering into a contract regarding the exemption, insurance or indemnification of the following:

33.1.1.	Those who are not officers of the Company, including employees, contractors or consultants of the Company, who are not officers thereof;

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33.1.2.	Officers of other companies. The Company may enter into a contract regarding the exemption, indemnification and insurance of officers of companies controlled by it, Related Companies or other companies wherein it has any interest, to the fullest extent permitted under any Law, and the above provisions regarding the exemption, indemnification and insurance of officers of the Company will apply, mutatis mutandis, in this regard.

33.2.	It is clarified that in this chapter, an obligation regarding exemption, indemnification and insurance may be effective even after the officer has ceased serving in the Company.

Chapter Eight – Merger, Winding Up and Reorganization of the Company

34.	Merger

The majority required for the approval of a merger by the general meeting or by a class meeting will be a Simple Majority.

35.	Winding up

35.1.	If the Company is wound up, whether voluntarily or otherwise, the liquidator may, with the approval of a general meeting, distribute parts of the Company’s property in-specie among the shareholders, and he may, with similar approval, deposit any part of the Company’s property with trustees for the shareholders as the liquidator, with the aforementioned approval, deems fit.

35.2.	Subject to special rights of Shares, if Shares were issued with special rights, the Company’s Shares have equal rights among them with respect to the capital amounts paid, or credited as paid, for the nominal value of the Shares, in all that relates to the return of capital and to participation in the distribution of the Company’s surplus assets in winding up.

36.	Company reorganization

36.1.	On selling property of the Company, the board of directors, or the liquidators (in the event of winding up), may, if authorized to do so by a resolution adopted by the Company’s general meeting by Simple Majority, receive Shares paid up in full or in part, debentures or Securities of another company, Israeli or foreign, whether incorporated or about to incorporate for the purpose of buying the Company’s property or part thereof, and the directors (if the Company’s profits so permit) or the liquidators (in the event of winding up) may distribute the aforementioned Shares or Securities, or any other property of the Company, among the shareholders without realizing them or depositing them with trustees for the shareholders.

36.2.	The general meeting may, by a resolution adopted by the Company’s general meeting by Simple Majority, resolve to valuate the Securities or the property referred to above at such price and in such manner as the general meeting will resolve, and all shareholders will be bound to accept any valuation or distribution permitted as aforesaid and waive their rights in that regard, other than, in the event that the Company is about to be wound up or is in the process of winding up, such legal rights (if any) that under the provisions of Law may not be modified or qualified.

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Chapter Nine – Notices

37.	Notices

37.1.	Notice or any other document may be given by the Company to any shareholder listed in the Company’s register of shareholders, in person or by sending it by registered mail, addressed to such shareholder’s address as listed in the register of shareholders or according to such address as the shareholder provided to the Company in Writing as an address for delivery of notices or by publishing advertisements in two newspapers in Israel.

37.2.	All notices required to be given to the shareholders will be given, with respect to Shares owned jointly, to the person whose name is first listed in the register of shareholders, and any notice so given will be sufficient notice to all joint shareholders.

37.3.	Any notice or other document delivered or sent to a shareholder pursuant hereto will be deemed to have been duly delivered and sent regarding all the Shares held by it (whether regarding Shares held by it alone or by it jointly with others), even if such shareholder is then dead, or has become bankrupt, or has been issued an order for its liquidation, or a trustee or liquidator or receiver has been appointed over his Shares (whether or not the Company was aware thereof), until another person is registered in the register of shareholders in his stead as the holder thereof, and the delivery or sending of such document will be deemed to be sufficient delivery or sending to any person who has a right in such Shares.

37.4.	Any notice or other document sent by the Company by mail according to an address in Israel will be deemed to have been delivered within 48 hours of the day on which the letter containing the notice or document was posted, or within 96 hours if the address is outside Israel, and when one seeks to prove the delivery, it will be sufficient to prove that the letter containing the notice or document was properly addressed and was posted at the post office.

37.5.	The Company is not required to give the shareholders notice of a general meeting, except to the extent required under Law. The notice of a general meeting will specify the place and date of the meeting’s convening, its agenda, a summary of the proposed resolutions and any specification required under Law.

37.6.	Accidental omission to give notice of a general meeting to any shareholder or the failure of any shareholder to receive a notice of a meeting or another notice will not cause the revocation of a resolution adopted at such meeting or the revocation of proceedings based on such notice.

37.7.	Any shareholder and any member of the board of directors may waive its right to receive notice or its right to receive notice at a specific time, and may agree that a general meeting of the Company or a meeting of the board of directors, as applicable, will be convened and held despite not having received notice thereof, or despite not having received the notice during the time required.

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